UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

November 7, 2014

Date of Report (date of earliest event reported)

FRANCHISE HOLDINGS INTERNATIONAL, INC.

 Exact name of Registrant as Specified in its Charter

Nevada	0-27631	65-0782227
State or Other Jurisdiction of Incorporation	Commission File Number	IRS Employer Identification Number

1895 Clements Road, Pickering Ontario CANADA M1P 4Y9

Address of Principal Executive Offices, Including Zip Code

(888) 554-8789

Registrant's Telephone Number, Including Area Code

5910 South University Boulevard, C-18, Unit 165, Littleton, Colorado 80121

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.01 CHANGES IN CONTROL OF THE REGISTRANT.

Eight shareholders (“Sellers”) of Franchise Holdings International, Inc. (the “Company”) and Truxmart, Inc. (the “Buyer”) entered into eight (8) separate Stock Purchase Agreements (the “Purchase Agreements”), pursuant to which Sellers would sell to the Buyer, and the Buyer would purchase from the Sellers, an aggregate of 2,300,000 shares of the Company common stock (the “Shares”). Such aggregate Shares represent 86.96% of the issued and outstanding shares of the Company’s common stock. The purchase occurred on November 7, 2014 (the “Closing Date”). The Buyer paid an aggregate $215,000 for the Shares using corporate funds.

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

Also, as of the Closing Date, Mr. Arnold Boisdrenghien resigned as President, Secretary and Principal Financial Officer of the Company. There are no arrangements or understandings by and among members of either the former or new control persons and their associates with respect to election of directors or other matters of the Company except that Mr. Steven Rossi, the sole owner of the Buyer and its Chairman and President, has been appointed Chief Executive Officer, Secretary and a Director of the Company, and will be the sole Director effective 10 calendar days after forwarding a Schedule 14-F Change of Control Information Statement to Company shareholders. Since the mandated Schedule 14-F is expected to be forwarded to Company shareholders today, on or about November 21, 2014, Mr. Boisdrenghien will effectively resign as a Director of the Company.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

No. Exhibits

99.1	Company Unanimous Consent (effective November 7, 2014)

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRANCHISE HOLDINGS INTERNATIONAL, INC.

Date: November 12, 2014	By:	/s/ Steven Rossi
Steven Rossi, President and Director